Exhibit 4.20

TO:	BNP Paribas
E.C.E.P.
Project Finance
37, place du Marché Saint Honoré
75001 Paris

TO:	CALYON
9, quai du Président Paul Doumer
92920 Paris La Défense Cédex

TO:	Caisse des Dépôts et Consignations
72, avenue Pierre Mendès-France
75013 Paris

FROM:	The Walt Disney Company (Netherlands) B.V

December 1, 2004

Dear Sirs:

We enclose a copy of a letter sent by The Walt Disney Company (Netherlands) B.V. to Euro Disney S.C.A. (scheduled hereto).  Terms defined in the letter have the same meanings for the purposes of this letter.

We hereby confirm that, so long as any amount remains unpaid in respect of the CDC Loan Agreements, the CDC Second Park Agreements, the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, the Phase IA Partners Advances Agreement, you will be entitled, in the case of CDC, in respect of the CDC Loan Agreements and the CDC Second Park Agreements, in the case of BNP Paribas, as Agent for the Phase IA Banks in respect of the Phase IA Credit Facility Agreement, and in the case of CALYON, as Agent for the Phase IB Banks and Phase IB Lenders in respect of the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and as Agent for the Phase IA Partners in respect of the Phase IA Partners Advances Agreement, to take all measures with a view to enforcing the provisions of the letter.

This letter is provided to you, in the case of CDC, in respect of the CDC Loan Agreements and the CDC Second Park Agreements, in the case of BNP Paribas, as Agent for the Phase IA Banks in respect of the Phase IA Credit Facility Agreement, and in the case of CALYON, as Agent for the Phase IB Banks and Phase IB Lenders in respect of the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and as Agent for the Phase IA Partners in respect of the Phase IA Partners Advances Agreement, for your exclusive benefit and that of the institutions whose Agents are BNP Paribas and CALYON respectively.  No provision of this letter will grant any third party or will create in favour of any third party, other than such institutions, in their capacity as creditors under the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, and the Phase IA Partners Advances Agreement, any right or recourse whatsoever which would not exist in the absence of this letter.

This letter will cease to have any effect in the event of the provisions of article 3.2 (Royalties and Management Fees) of the Memorandum of Agreement being terminated in accordance with the provisions of article 7.7 (Termination) of the Memorandum of Agreement.

The provisions of this letter are governed by and shall be construed in accordance with French law.   Any dispute relating thereto will be referred to the competent court within the resort of the Paris Court of Appeal.

This letter is furnished in the English language and in the French language by us to you in connection with the financial restructuring of the Euro Disney project and is solely for the benefit of the Creditors and their respective assignees.  In the event of any discrepancy between the English version and the French version, the French version will prevail.

Very truly yours,

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The Walt Disney Company (Netherlands) B.V.
by:

Signed by way of agreement by Disney Enterprises, Inc.
by: Joseph M. Santaniello

Accepted in the name and on behalf of the Phase IA Banks party to the Phase IA Credit Facility Agreement

BNP Paribas in its capacity as Agent
by:

Accepted in the name and on behalf of the Phase IB Banks and Phase IB Lenders party to the Phase IB Credit Facility Agreement and Phase IB Advances Agreement and in the name of the Phase IA Partners party to the Phase IA Partners Advances Agreement

CALYON in its capacity as Agent
by:

Accepted

Caisse des Dépôts et Consignations
by:

TO:	Euro Disney S.C.A.
Immeubles Administratifs
Route Nationale 34
77700 Chessy

FROM:	The Walt Disney Company (Netherlands) B.V.

Re:	Royalties	December 1, 2004

Dear Sirs,

We refer to:

(i)                                     the Licence Agreement (as modified, the “Licence Agreement “) dated as of February 28, 1989 among Disney Enterprises, Inc. (formerly known as The Walt Disney Company), The Walt Disney Company (Netherlands) B.V. (the “Licensor”) as temporary successor thereof and Euro Disney S.C.A. (the “Licensee”);

(ii)                                  the Common Agreement dated 10 August 1994 as amended and restated in accordance with the Common Agreement Amendment and Restatement dated December 1, 2004;

(iii)                               the letter dated December 1, 2004 from Euro Disney S.A.S. to you relating to Management Fees (the “Letter”).

Terms defined in the statuts, in the Common Agreement and in the Common Agreement Amendment and Restatement have the same meanings for the purposes of this letter.

Notwithstanding the provisions of any other document:

(A)                        We agree to receive Royalties on an annual rather than on a quarterly basis in respect of each of your Financial Years 2005 to 2014 inclusive (it being understood that other provisions of Section 6.1 of the Licence Agreement, including provisions regarding the determination of the amount of the Royalties which will continue to be determined on a quarterly basis, will continue to be applied in accordance with their current terms) such Royalties being due and payable subject to (B) and (C) below, not later than five Business Days following the date on which the Agents receive the Performance Indicator Report, verified and confirmed, or, as the case may be, validated by the Expert, in accordance with the Common Agreement and the Covenants.

(B)                                We accept the deferral of the Management Fees due in respect of each of your Financial Years 2005 to 2009 inclusive, up to a total amount of €25 million, excluding taxes, per Financial Year (after deducting any deferred Management Fee in respect of such Financial Year in accordance with paragraph (B) of the Letter), the amount so deferred constituting Subordinated Long Term Debt bearing interest at an annual rate of 12 months EURIBOR capitalized annually in accordance with article 1154 of the Civil Code until 1 January 2017; with effect from that date interest calculated at the above rate will become due and payable annually in arrear. Upon each deferral you will issue in our favour an acknowledgement of debt evidencing such Subordinated Long Term Debt including in substance the terms of the Promissory Note annexed to the Standby Revolving Credit Supplemental Agreement;

(C)                                We accept, without prejudice to the foregoing in respect of Financial Years 2007, 2008 and 2009, the deferral of Management Fees due in respect of each of your Financial Years 2007 to 2014 inclusive, if the Performance Indicator, or, as the case may be, the pro forma Performance Indicator for the relevant Financial Year (the “Financial Year PI”) is lower than the reference n°1 Performance Indicator for such Financial Year in an amount equal to the difference between reference Performance Indicator n° 1 and the Financial Year Performance Indicator, up to an amount of €25 million, excluding taxes, per Financial Year; the amount so deferred shall constitute Subordinated Long Term Debt bearing interest at an annual rate of 12 months EURIBOR capitalized annually in accordance with article 1154 of the Civil Code until 1 January 2017; with effect from that date interest calculated at the above rate will become due and payable annually in arrear. Upon each deferral you will issue in our favour a promissory note evidencing such Subordinated Long Term Debt including in substance the terms of the Promissory Note annexed to the Standby Revolving Credit Supplemental Agreement.

The provisions of this letter will be for the exclusive benefit of Euro Disney Associés S.C.A. as Licensee upon realisation of the Contribution in accordance with the Contribution Agreement. In addition, all rights and obligations of the Licensor pursuant to this letter will be deemed transferred to, and inure to the benefit of, any successors to the Licensor under the Licence Agreement.

This letter will cease to have any effect in the event of the provisions of article 3.2 (Royalties and Management Fees) of the Memorandum of Agreement being terminated in accordance with the provisions of article 7.7 (Termination) of the Memorandum of Agreement.

The provisions of this letter are governed by French law.  Any dispute relating thereto will be referred to the Paris Commercial Court.

Very truly yours,

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The Walt Disney Company (Netherlands) B.V.
By:

Signed by way of agreement by Disney Enterprises, Inc.
By: Joseph M. Santaniello

Annex to the Letter

Reference Performance Indicator n° 1

Reference Sequence in million euros

Financial Year	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017 and beyond
Reference IP n° 1			282,5	305,4	313,1	317,2	340,6	352,7	365,8	380,6